Exhibit 99.1
Investors Bancorp, Inc. Announces Fiscal 2005 Year End Results
Short Hills, N.J. – (BUSINESS WIRE) – November 3, 2005- Investors Bancorp, Inc. (“Company”), the holding company for Investors Savings Bank (“Bank”), reported a net loss of $3.1 million for the fiscal year ended June 30, 2005 compared to net income of $19.8 million for the fiscal year ended June 30, 2004. Included in the Company’s results of operations for the fiscal year ended June 30, 2005 was a pre-tax loss of $54.0 million ($35.5 million after taxes) recorded as a result of the asset and liability restructuring transaction executed in March 2005.
The Company completed its initial public stock offering on October 11, 2005. Consequently, this earnings release reports the financial condition and results of operations of Investors Savings Bank and its subsidiaries and does not include any per share information.
The Company sold 51,627,094 shares, or 44.40% of its outstanding common stock, to subscribers in the offering, including 4,254,072 shares purchased by the Investors Savings Bank Employee Stock Ownership Plan.
Investors Bancorp, MHC, the Company’s New Jersey chartered holding company parent holds 63,099,781 shares, or 54.27% of the Company’s outstanding common stock. Additionally, the Company contributed $5,163,000 in cash and issued 1,548,813 shares of common stock, or 1.33% of its outstanding shares, to the Investors Savings Bank Charitable Foundation.
Shares of the Company began trading on Wednesday, October 12, 2005, on the Nasdaq National Market under the symbol “ISBC.”
Robert M. Cashill, the Company’s President and CEO commented, “Investors has had a long standing commitment to serving the communities in which we operate. The proceeds from this stock offering will help to deepen this commitment and support our expansion into new communities. We are extremely pleased at the overwhelming response from our depositors in the offering and the confidence they placed in our financial future. We look forward to enhancing the value of our new shareholders’ investment.”
Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-six branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey.
At June 30, 2005, the Company had total assets, deposits and stockholder’s equity of $4.99 billion, $3.24 billion and $407.8 million, respectively.

Comparison of Operating Results for the Year Ended June 30, 2005 and June 30, 2004
Net Interest Income
Net interest income increased by $16.8 million, or 20.3%, to $99.8 million for the year ended June 30, 2005 from $83.0 million for the year ended June 30, 2004. The increase was caused primarily by a 37 basis point improvement in our net interest rate spread to 1.79% for the year ended June 30, 2005 from 1.42% for the year ended June 30, 2004.
Interest and dividend income increased by $16.0 million, or 7.6%, to $226.5 million for the year ended June 30, 2005 from $210.6 million for the year ended June 30, 2004. This increase is due to a 61.1% increase in interest income on loans, partially offset by an 8.7% decrease in interest income on securities.
Interest income on loans increased by $29.1 million, or 61.1%, to $76.9 million for the year ended June 30, 2005 from $47.7 million for the year ended June 30, 2004, reflecting a $603.5 million, or 67.1%, increase in the average balance of net loans to $1.50 billion for the year ended June 30, 2005 from $899.2 million for the year ended June 30, 2004. This increase in average volume of loans was partially offset by a 20 basis point decrease in the average yield on loans to 5.11% for the year ended June 30, 2005 from 5.31% for the year ended June 30, 2004.
Interest income on all other interest-earning assets, excluding loans, decreased by $13.2 million, or 8.1%, to $149.7 million for the year ended June 30, 2005 from $162.9 million for the year ended June 30, 2004. This decrease reflected a $774.4 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 44 basis point increase in the average yield on investment securities and other interest-earning assets to 4.19% for the year ended June 30, 2005 from 3.75% for the year ended June 30, 2004. The yield on our investment securities was negatively affected in 2004 by the accelerated write-off of premiums on our mortgage-backed securities, caused by faster prepayments on the underlying mortgages when compared to 2005.
Interest expense declined by $879,000, or 0.7%, to $126.7 million for the year ended June 30, 2005 from $127.6 million for the year ended June 30, 2004. This decrease was primarily due to interest expense on borrowed funds decreasing by $5.3 million, or 8.5%, to $56.8 million for the year ended June 30, 2005, partially offset by an increase in interest expense on deposits of $4.4 million, or 6.7%, to $69.9 million for the year ended June 30, 2005 from $65.4 million for the year ended June 30, 2004. Consistent with our strategic plan, we reduced the average balance of wholesale borrowings during the year ended June 30, 2005 by $230.0 million which was partially offset by an increase of $46.7 million to $3.24 billion in the average balance of interest-bearing deposits for the year ended June 30, 2005.
The average balance of core deposits (which consist of savings, money market and interest-bearing checking accounts) grew by $17.1 million to $878.9 million for the year ended June 30, 2005 from $861.8 million for the year ended June 30, 2004. Interest expense on savings accounts and money market accounts decreased by $227,000 and $156,000, respectively, to $2.3 million and $5.1 million, respectively, for the year ended June 30, 2005 from $2.6 million and $5.2 million, respectively, for the year ended June 30, 2004. The cost of savings accounts decreased by 9 basis points to 0.84% for the year ended June 30, 2005 from 0.93% for the year ended June 30, 2004. This decrease was only partially offset by a $3.5 million increase in the average balance of savings accounts to $280.0 million for the year ended June 30, 2005 from $276.5 million for the year ended June 30, 2004. While the cost of money markets decreased by only one basis point to 1.33% from 1.34%, there was a $10.3 million, or 2.6% decrease in the average balance of money market accounts to $380.6 million for the year ended June 30, 2005 from $390.9 million for the year ended June 30, 2004. Interest expense on interest-bearing checking increased $446,000 to $2.5 million for the year ended June 30, 2005 from $2.1 million for the year ended June 30, 2004. The increase in interest expense on interest-bearing checking was mainly attributable to growth in the average balances for these product types of $24.0 million to $218.3 million for the year ended June 30, 2005. In April 2005, we introduced our own Investors High Yield Checking product to compete with products offered by other financial institutions and as an attractive alternative to cash management accounts offered by non-bank financial institutions. Interest expense on certificates of deposit increased $4.4 million to $59.9 million for the year ended June 30, 2005 from $55.6 million for the year ended June 30, 2004. The average cost of certificates of deposit increased 15 basis points to 2.53% for the year ended June 30, 2005 from 2.38% for the year ended June 30, 2004. In addition, the average balance of certificates of deposit increased by $29.6 million to $2.36 billion for the year ended June 30, 2005.
Interest expense on borrowed funds decreased by $5.3 million, or 8.5%, to $56.8 million for the year ended June 30, 2005 from $62.1 million for the year ended June 30, 2004. The average balance of borrowed funds decreased by $230.0 million or 13.3% to $1.50 billion for the year ended June 30, 2005 from $1.73 billion for the year ended June 30, 2004. This was partially offset by a 20 basis point increase in the average cost to 3.79% for the year ended June 30, 2005 from 3.59% for the year ended June 30, 2004. The decrease in the average balance of our borrowings was funded by an increase in retail deposits, excess cash flow from the securities portfolio and, to a lesser extent, the restructuring of our assets and liabilities in March 2005.
Provision for Loan Losses
Our provision for loan losses was $600,000 for the years ended June 30, 2005 and 2004. Net charge-offs for the year ended June 30, 2005 were $99,000 compared to net charge-offs of $157,000 for the year ended June 30, 2004. The allowance for loan losses increased by $501,000 to $5.7 million at June 30, 2005 from $5.2 million at June 30, 2004. The increase in the allowance for loan losses reflects the overall growth of our loan portfolio, the level of our non-performing loans and the low level of charge-offs.

Our asset quality improved in fiscal 2005. Total non-performing loans, defined as non-accruing loans, decreased by $1.2 million to $7.9 million at June 30, 2005 from $9.1 million at June 30, 2004. The ratio of non-performing loans to total loans was 0.40% at June 30, 2005 compared with 0.82% at June 30, 2004. The ratio of the allowance for loan losses to non-performing loans was 72.40% at June 30, 2005 compared with 57.29% at June 30, 2004. At June 30, 2005, our allowance for loan losses, as a percentage of total loans, was 0.29%, which we believe appropriately recognizes our primary emphasis on mortgage lending, as well as current favorable market conditions.
Other Income
Other income decreased by $6.3 million to a net expense of $2.4 million for the year ended June 30, 2005 from other income of $3.9 million for the year ended June 30, 2004. This decrease was largely the result of the losses on sale of securities of $10.5 million in the year ended June 30, 2005, $10.4 million of which was due to the balance sheet restructuring in March 2005, which was partially offset by gains of $1.0 million during the year. During the year ended June 30, 2004, net gains on the sale of securities were $2.8 million and a loss due to other-than-temporary decline in fair value was $3.1 million. In addition, income associated with our bank owned life insurance contract increased by $3.0 million to $4.0 million for the year ended June 30, 2005 from $1.0 million for the year ended June 30, 2004. During the year ended June 30, 2005, the Bank received a life insurance death benefit of $3.3 million.
Operating Expenses
Operating expenses increased by $48.5 million or 88.5% to $103.3 million for the year ended June 30, 2005 from $54.8 million for the year ended June 30, 2004. The most significant increase is due to the balance sheet restructuring in which a loss of $43.6 million on the early extinguishment of debt was realized. Compensation, payroll taxes and fringe benefits also increased by $4.1 million or 13.0% to $35.7 million for the year ended June 30, 2005. This increase reflects staff additions in our commercial real estate and retail banking areas, as well as, normal merit increases and increases in employee benefits costs. Advertising and promotional expenses increased by $722,000 or 37.7% to $2.6 million for the year ended June 30, 2005 from $1.9 million due to increased advertising and promotional activities for our lending and retail branch operations. Office occupancy and equipment also increased by $823,000 to $10.3 million for the year ended June 30, 2005 from $9.5 million for the year ended June 30, 2004. The principal causes of this increase were the relocation of our Corporate Headquarters to Short Hills, New Jersey, where we leased 55,500 square feet of additional office space for future growth and normal increases in the cost of operating our branch network. Professional fees increased $459,000 to $1.5 million for the year ended June 30, 2005 from $997,000 for the year ended June 30, 2004. Amortization of deposit premiums decreased by $844,000 to $1.1 million for the year ended June 30, 2005 from $1.9 million for the year ended June 30, 2004, as they were fully amortized during 2005.

Income Taxes
Income tax benefit was $3.3 million for the year ended June 30, 2005 which is a direct result of the pre-tax loss for the period, as compared to income tax expense of $11.7 million for the year ended June 30, 2004. Our effective tax benefit rate was 51.6% for the year ended June 30, 2005, compared to an effective tax expense rate of 37.0% for the year ended June 30, 2004.
Comparison of Financial Condition at June 30, 2005 and June 30, 2004
Total assets decreased by $325.4 million, or 6.1%, to $4.99 billion at June 30, 2005 from $5.32 billion at June 30, 2004. This decrease was largely the result of decreases in securities available-for-sale and securities held-to-maturity, which were partially offset by growth in loans. The decrease in securities available-for-sale was a result of the sale of securities to repay long-term borrowings as part of the asset and liability restructuring transaction executed in March 2005.
Cash and cash equivalents increased by $43.7 million, or 116.0%, to $81.3 million at June 30, 2005 from $37.7 million at June 30, 2004. This increase in cash resulted from a sale of securities available for sale. Most of this cash was subsequently used to fund loan growth and repay maturing wholesale borrowings.
Securities, both available-for-sale and held-to-maturity, decreased by $1.23 billion, or 31.2%, to $2.71 billion at June 30, 2005, from $3.94 billion at June 30, 2004. This decrease is consistent with our strategy to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio. The cash flows from our securities portfolio and the above noted sale of securities were used to fund our loan growth and to reduce higher cost, longer-term wholesale borrowings.
Net loans, including loans held for sale, increased by $890.0 million, or 80.4%, to $2.0 billion at June 30, 2005 from $1.11 billion at June 30, 2004. Almost all of our loan growth was in residential mortgage loans. We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. We also purchase mortgage loans from other banks, mortgage bankers and mortgage brokers. Our agreements call for these correspondent entities to originate loans that adhere to our underwriting standards. During the year ended June 30, 2005 and 2004, we purchased $846.9 million and $301.3 million, respectively, of loans from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the years ended June 30, 2005 and 2004, we purchased $266.5 million and $30.3 million, respectively.
Additionally, for the year ended June 30, 2005, we originated $10.8 million in multi-family and commercial real estate loans and $5.3 million in construction loans. We remain committed to changing the mix of our assets and increasing our lending.
Deposits decreased by $26.5 million, or 0.8%, to $3.24 billion at June 30, 2005 from $3.27 billion at June 30, 2004. The decline is due to a decrease in savings accounts and money market accounts of $18.6 million and $92.4 million, respectively, partially offset by an increase in interest-bearing checking and time deposits of $41.3 million and $40.1 million, respectively. We attribute this decline in deposits to the intense competition for deposits in the New Jersey marketplace.
Borrowed funds decreased $291.0 million or 18.1% to $1.31 billion at June 30, 2005 from $1.60 billion at June 30, 2004. This decrease was primarily a result of the asset and liability restructuring transaction completed in March 2005.
Other liabilities decreased $17.7 million, or 47.1%, to $19.9 million at June 30, 2005, from $37.7 million at June 30, 2004. This decrease was due mainly to a $19.6 million decrease in income taxes payable as a result of the operating loss for the year ended June 30, 2005.
Stockholder’s equity increased $6.2 million, or 1.5%, to $407.8 million at June 30, 2005 from $401.7 million at June 30, 2004 due to a reduction of $9.3 million in the accumulated other comprehensive loss, partially offset by the net loss of $3.1 million for the year ended June 30, 2005.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2005 and 2004

Assets	2005	2004
	(In thousands)

Cash and cash equivalents	$81,329	37,653
Securities available-for-sale, at estimated fair value	673,951	1,421,073
Securities held-to-maturity, net (estimated fair value of $2,032,939 and $2,504,518 at June 30, 2005 and 2004, respectively)	2,040,882	2,522,811
Loans receivable, net	1,993,904	1,105,881
Loans held-for-sale	3,412	1,428
Stock in the Federal Home Loan Bank	60,688	81,990
Accrued interest and dividends receivable	18,263	22,661
Other real estate owned, net		154
Office properties and equipment, net	29,544	26,948
Net deferred tax asset	13,128	18,788
Premium on deposit acquisition	—	1,102
Bank owned life insurance contract	76,229	75,543
Other assets	1,423	2,108

Total assets	$4,992,753	5,318,140

Liabilities and Stockholder’s Equity

Liabilities:
Deposits	$3,240,420	3,266,935
Borrowed funds	1,313,769	1,604,798
Advance payments by borrowers for taxes and insurance	10,817	7,087
Other liabilities	19,920	37,657

Total liabilities	4,584,926	4,916,477

Stockholder’s equity:
Common stock, par value $0.10. Authorized 3,000 shares; outstanding 50 shares	—	—
Additional paid-in capital	25	25
Retained earnings	411,219	414,361
Accumulated other comprehensive loss:
Net unrealized loss on securities available for sale, net of tax	(2,316)	(11,968)
Minimum pension liability, net of tax	(1,101)	(755)

	(3,417)	(12,723)

Total stockholder’s equity	407,827	401,663
Total liabilities and stockholder’s equity	$4,992,753	5,318,140

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years ended June 30, 2005 and 2004

	2005	2004
	(In thousands)
Interest and dividend income:
Loans receivable and loans held-for-sale	$76,857	47,709
Securities:
Government-sponsored enterprise obligations	5,496	5,851
Mortgage-backed securities	138,210	151,850
Equity securities available-for-sale	1,776	1,523
Municipal bonds and other debt	1,369	1,633
Interest-bearing deposits	489	866
Federal Home Loan Bank stock	2,327	1,142

Total interest and dividend income	226,524	210,574

Interest expense:
Deposits	69,862	65,445
Borrowed funds	56,817	62,113

Total interest expense	126,679	127,558

Net interest income	99,845	83,016
Provision for loan losses	600	600

Net interest income after provision for loan losses	99,245	82,416

Other (loss) income:
Fees and service charges	2,642	2,319
Increase and death benefits on bank owned life insurance contract	3,977	1,002
Gain on sales of mortgage loans, net	406	814
(Loss) gain on securities transactions, net	(9,494)	2,824
Loss on securities due to other-than-temporary decline in fair value	—	(3,094)
Gain (loss) on sale of other real estate owned, net	38	25

Total other (loss) income	(2,431)	3,890

Operating expenses:
Compensation and fringe benefits	35,695	31,578
Advertising and promotional expense	2,636	1,914
Office occupancy and equipment expense	10,340	9,517
Federal insurance premiums	470	490
Stationery, printing, supplies and telephone	1,711	1,734
Legal, audit, accounting, and supervisory examination fees	1,456	997
Data processing service fees	3,340	3,491
Amortization of premium on deposit acquisition	1,102	1,946
Loss on early extinguishment of debt	43,616	—
Other operating expenses	2,936	3,136

Total operating expenses	103,302	54,803

(Loss) income before income tax (benefit) expense	(6,488)	31,503
Income tax (benefit) expense	(3,346)	11,666

Net (loss) income	$(3,142)	19,837

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Ratios and Other Data
Years ended June 30, 2005 and 2004

	At or For the Years Ended June 30,
	2005	2004
Performance Ratios:
Return on average assets (1)	(0.06%)	0.37%
Return on average equity (1)	(0.78%)	5.00%
Net interest rate spread	1.79%	1.42%
Net interest margin	1.97%	1.58%
Efficiency ratio (1)	106.04%	63.06%
Non-interest expense to average total assets (1)	1.98%	1.02%

Asset Quality Ratios:
Non-performing assets to total assets	0.16%	0.17%
Non-performing loans to total loans	0.40%	0.82%
Allowance for loan losses to non-performing loans	72.40%	57.29%
Allowance for loan losses to total loans	0.29%	0.47%

Capital Ratios:
Total Capital (to risk weighted assets)	21.48%	26.55%
Tier 1 Capital (to risk weighted assets)	21.18%	26.22%
Tier 1 Capital (to average assets)	8.28%	7.69%
Equity to total assets (period end)	8.17%	7.55%
Average equity to average assets	7.69%	7.36%
Tangible capital to tangible assets (period end)	8.16%	7.52%

Other Data:
Number of full service offices	46	45
Full time equivalent employees	459	412

(1)	Loss in year ended June 30, 2005 relates primarily to the balance sheet restructuring executed in March 2005.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheets and Yield/Rate Information
Years ended June 30, 2005 and 2004

	For the Year Ended June 30,
	2005				2004
	Average		Interest		Average		Interest
	Outstanding		Earned/	Average	Outstanding		Earned/	Average
	Balance		Paid	Yield/Rate	Balance		Paid	Yield/Rate
				(Dollars in thousands)
Interest-earning Assets:
Due from Banks	$20,162		489	2.43%	$106,909		866	0.81%
Securities Available for Sale	1,190,712		47,408	3.98%	1,186,174		49,912	4.21%
Securities Held to Maturity	2,289,520		99,443	4.34%	2,966,858		110,945	3.74%
Net Loans	1,502,704		76,857	5.11%	899,219		47,709	5.31%
Stock in FHLB	72,388		2,327	3.21%	87,269		1,142	1.31%

Total Interest-earning Assets	5,075,486		226,524	4.46%	5,246,429		210,574	4.01%

Non-interest Earning Assets	139,856				145,780

Total Assets	$5,215,342				$5,392,209

Interest-bearing Liabilities:
Savings	$279,953		2,349	0.84%	$276,466		2,576	0.93%
Interest-bearing Checking	218,327		2,533	1.16%	194,374		2,087	1.07%
Money Market Accounts	380,623		5,075	1.33%	390,927		5,231	1.34%
Certificates of Deposit	2,364,399		59,905	2.53%	2,334,815		55,551	2.38%
Borrowed Funds	1,500,671		56,817	3.79%	1,730,630		62,113	3.59%

Total interest-bearing liabilities	4,743,973		126,679	2.67%	4,927,212		127,558	2.59%

Non-interest Bearing Liabilities	70,468				68,213

Total Liabilities	4,814,441				4,995,425

Equity	400,901				396,784

Total Liabilities and Equity	$5,215,342				$5,392,209

Net Interest Income			99,845				83,016

Net Interest Rate Spread				1.79%				1.42%

Net Interest Earning Assets	331,513				319,217

Net Interest Margin				1.97%				1.58%

Ratio of interest-earning assets to total interest-bearing liabilities	1.07	X			1.06	X